Exhibit 99.1

UTMD Reports Financial Performance for Fourth Quarter and Year 2014

Contact: Paul Richins	January 29, 2015
(801) 566-1200

Salt Lake City, Utah – Utah Medical Products, Inc. (Nasdaq: UTMD) concluded another excellent financial year in 2014, exceeding its projections provided in its 2013 SEC Form 10-K.  Despite significant recent foreign currency exchange (FX) rate headwinds, fourth quarter (4Q) sales and operating profits were up.

In 4Q 2014 and year of 2014, UTMD’s changes in U.S. GAAP financial results compared to the same time periods in the prior calendar year were as follows:
	4Q (October – December)	Year (January – December)
Sales:	+ 2%	+ 2%
Gross Profit:	+ 7%	+ 3%
Operating Income:	+21%	+ 9%
Net Income:	(13%)	-
Earnings Per Share:	(13%)	-

Currency amounts in this report are in thousands, except per share amounts and where noted.

Shareholders may recall that in 4Q 2013, as a result of the government of Great Britain enacting a law that substantially reduced corporate income tax rates looking forward, UTMD reduced its deferred tax liability (DTL) on its December 31, 2013 balance sheet that resulted from the lower future tax rates over the remaining almost 12 years of Femcare identifiable intangible asset amortization. Per US GAAP, the offsetting transaction to the DTL adjustment reduced UTMD’s reported 2013 tax provision and increased reported net income by $976 in 4Q 2013.

For the sake of clarity, the DTL adjustment only affected UTMD’s income tax provision, net income and EPS; not the other income statement categories of sales, gross profits, operating income or earnings before taxes. Without including the effect of reducing the income tax provision, UTMD’s changes in net income and EPS (on a non-GAAP basis) compared to the same time periods in the prior calendar year were as follows:
	4Q (October – December)	Year (January – December)
Net Income:	+20%	+9%
Earnings Per Share:	+21%	+9%

US GAAP earnings per share (EPS) for the 2014 calendar year were $3.02, the same as in 2013.  Without the DTL adjustment, year 2013 EPS were $2.76.  On a non-GAAP basis (excluding the 4Q 2013 $976 DTL adjustment), 2014 EPS were $.25 higher than in 2013.

Excluding the noncash effects of depreciation, amortization of intangible assets and non-cash stock option expense, 2014 consolidated earnings before taxes plus interest expense (EBITDA) were $19,531 compared to $18,136 in 2013, an increase of 8%.

Profitability measures compared to the same time periods in the prior calendar year were as follows:
	4Q14	4Q13	2014	2013
Gross Profit Margin (GPM):	62.4%	59.4%	60.5%	59.9%
Operating Income Margin (OPM):	41.9%	35.3%	39.3%	36.6%
Net Profit Margin (NPM):	29.3%	34.4%	27.6%	28.2%

Without the 2013 tax provision adjustment,
NPM (Non-GAAP for 2013 periods):	29.3%	24.7%	27.6%	25.8%

According to CEO Kevin Cornwell,
“We are proud of UTMD’s 2014 improvement in all income statement measures, substantially exceeding management’s beginning of year projections in its 2013 SEC Form 10-K.

Several key initiatives which began in 2013 came to fruition in 2014, increasing EBITDA by $1.4 million. The primary contributors were setting up UTMD’s own operational team in managing Femcare Australia, which reduced operating expenses by $616; entering into a three year distribution agreement for the Filshie Clip System in Canada, which increased operating income by $500; and further developing manufacturing capabilities that improved average gross margins, such as assembling the Sterishot II single-use Filshie Clip applicator kits in-house in Ireland.

We invite shareholders to read UTMD’s SEC Form 10-K which will be published by March 16 to obtain more details regarding 2014 performance and management projections for 2015. UTMD’s focus remains on creating excellent long term shareholder value through providing highly reliable devices that help clinicians improve care and lower overall health care costs. We appreciate the continued confidence that our shareholders have demonstrated in the Company’s prospects for future success.”

Sales.
Total consolidated sales were up 1.9% in 2014 compared to 2013.  The growth was achieved despite $1,183 lower sales of Deltran blood pressure monitoring (BPM) kits to UTMD’s China distributor. Comparing sales excluding the sales of BPM kits to its China distributor, 2014 sales were up 5%.

About 35% of UTMD’s sales are invoiced in foreign currencies - the Great Britain Pound (GBP), the Euro and the Australian Dollar (AUD).  GBP, Euro and AUD converted sales represented 18%, 9% and 8% of total USD sales, respectively.

UTMD’s FX rates are transaction-weighted averages. The average rates from the applicable foreign currency to USD during 2013 and 2014 follow:

	2014	2013
GBP	1.650	1.563	+5.6%
Euro	1.314	1.323	(0.6%)
AUD	0.904	0.966	(6.5%)

Because of the offsetting average FX changes, less than a half percent of UTMD’s five percent non-China BPM product sales increase came from FX.

Domestic U.S. sales in 2014 were $19,483 (47% of total sales) compared to $18,965 (47% of total sales) in 2013.  In 4Q 2014, domestic U.S. sales were $4,711 (46% of total sales) compared to $4,542 (45% of total sales) in 4Q 2013. The primary contributors to the $518 (3%) net higher domestic sales were $436 (13%) higher sales to CooperSurgical, Inc. (CSI), Femcare’s US distributor of Filshie Clips, and $494 (27%) higher sales of components and devices used in other companies’ products (OEM customers).  Direct sales of UTMD finished devices to domestic end-users declined $411 (3%). By product category, domestic direct sales of neonatal products were $4,378 (less than 1% higher), labor & delivery (L&D) products $4,027 (11% lower), BPM products $788 (3% higher) and gynecology/urology products excluding the Filshie Clip System $4,391 (2% higher).  The lower L&D sales were due to further tightening of compliance under group purchasing organization contracts by U.S. hospitals and lower intrauterine pressure monitoring utilization rates by existing customers.

International sales in 2014 were $21,795 compared to $21,528 in 2013.  In 4Q 2014, international sales were $5,532 compared to $5,543 in 4Q 2013.  About two-thirds of international sales were invoiced in foreign currencies. International sales were just slightly lower in 4Q 2014 than in 4Q 2013 even though the USD was significantly stronger. Comparing 4Q 2014 FX rates to 4Q 2013, the GBP was down 2.1%, the Euro was down 7.7% and the AUD was down 7.9%.

USD denominated trade (excludes intercompany) sales of devices to international customers by UTMD’s Ireland facility (UTMD Ltd) were down $724 (17%) for the year 2014 compared to 2013, because the $1,183 loss of China BPM sales were experienced by Ireland and because of the slightly weaker Euro. In Euro terms, UTMD Ltd 2014 sales were down 16% for the year. Ireland’s international trade sales in 4Q 2014 were down only $74 (8%) compared to 4Q 2013 despite a much weaker Euro. In Euro terms, UTMD Ltd 4Q 2014 sales were down less than 1% compared to 4Q 2013.  The change during the year was due to UTMD Ltd during 2H 2014 beginning to assemble, kit and ship Filshie Sterishot II kits, which had previously been purchased from external suppliers and shipped from Femcare in the UK.

USD denominated sales of devices to domestic and international customers by Femcare-Nikomed, Ltd (UK subsidiary), excluding intercompany sales, were up $941 (8%) compared to 2013, partly due to the stronger GBP in the first 9M 2014 but also due to the $436 higher CSI Filshie Clip System purchases and $500 additional revenue from the Canadian distributor’s marketing rights. In GBP terms, 2014 UK subsidiary sales were up 2% for the year.  UK subsidiary sales in 4Q 2014 were $205 (7%) lower due to a 2% weaker GBP, and due to the shipment of $268 in Sterishot kits from Ireland during 4Q 2014 that would have shipped from the UK in 4Q 2013.  In GBP terms, 4Q 2014 UK subsidiary sales were down 5% compared to 4Q 2013.

USD denominated sales of devices to end-users in Australia by Femcare’s Australia distribution subsidiary (Femcare Australia) were up $55 (2%) in 2014 compared to the previous year.  This substantially understates Femcare Australia’s performance in its first year under management by UTMD’s own employees due to the very weak AUD compared to the USD.  Year 2014 sales were up AUD 283 (9%) compared to 2013.  4Q 2014 USD sales were up $29 (4%) in the weakest AUD FX quarter of 2014, with the AUD down 8%.  In AUD terms, 4Q 2014 sales were up 13%.

Obviously, because 35% of UTMD’s consolidated sales are invoiced in currencies other than the USD, the fluctuations in FX rates relative to the USD can have a significant effect on consolidated sales reported in USD terms in any particular reporting period.  Looking forward, the projected substantial FX headwinds for 2015 sales will be discussed in UTMD’s 2014 SEC 10-K report.

Gross Profit.
UTMD’s 2014 average gross profit margin (GPM) improved more than expected, from 59.9% in 2013 to 60.5% in 2014 on a 2% increase in total sales. The major portion of the improvement was due to a more favorable product mix, as the large loss of very low margin BPM kit sales to UTMD’s China distributor was replaced by growth in sales of higher margin products. After a large increase in 2013, U.S. employee health plan expenses remained about the same in 2014.

Operating Income.
Operating Income results from subtracting operating expenses from gross profit. Operating expenses in 2014 were 21.3% of sales compared to 23.3% of sales in 2013. Operating expenses in 4Q 2014 were 20.4% of sales compared to 24.1% of sales in 4Q 2013. The reduction in Australia operating expenses combined with a higher GPM on higher sales leveraged UTMD’s 2014 operating income and EBITDA. Operating income in 2014 was $16,202 (39.3% of sales) compared to $14,828 in 2013 (36.6% of sales).  In 4Q 2014, UTMD’s operating income was $4,295 (41.9% of sales) compared to 4Q 2013 operating profit of $3,559 (35.3% of sales).

Operating expenses are comprised of general and administrative (G&A) expenses, sales and marketing (S&M) expenses and product development (R&D) expenses.  In USD terms, 2014 operating expenses were $8,781 compared to $9,445 in 2013.  G&A expenses were $6,110 (14.8% of 2014 sales) compared to $6,164 (15.2% of 2013 sales).  Amortization of the acquired Femcare identifiable intangible assets (IIA) is part of G&A expenses. Noncash amortization expense of Femcare IIA was 6.4% of consolidated sales in 2014, and 6.2% of sales in 2013. The IIA amortization expense of about $2.6 million per year, depending on the USD/GBP exchange rate ($2,660 in 2014), will continue until March 2026 (or until the value of remaining IIA becomes impaired). S&M expenses were $2,211 (5.4% of 2014 sales) compared to $2,790 (6.9% of 2013 sales). Consolidated S&M expenses were down as a result of UTMD’s Australia S&M expenses being AUD 369 lower while Australia subsidiary sales were AUD 283 higher. R&D expenses were $460 (1.1% of 2014 sales) compared to $491 (1.2% of 2013 sales). The net lower expense was due to a loss of a product development engineer who has not been replaced yet.

EBT.
Earnings Before Tax (EBT) in 2014 increased $1,336 (9.2%) compared to 2013. EBT results from subtracting non-operating expenses from operating income. Non-operating expenses in 2014 were $390 compared to $352 in 2013.  The largest component of non-operating expense was interest on UTMD’s loans required to finance the 2011 acquisition of Femcare. Interest expense in 2014 was $289 compared to $438 in 2013 because of UTMD’s continued reduction of its debt balance. In 2014, UTMD recognized a $162 non-operating expense from a loss on remeasured foreign currency value as the result of FX, primarily for Euro bank balances held in the UK. EBT in 2014 were 38.3% of sales compared to 2013 EBT of 35.7% of sales. 2013 EBT and all other income statement measures above the EBT line were unaffected by the reduction in the DTL and income tax provision triggered as a result of the change in UK corporate income tax rates.

Net Profit and ROE.
Net profit results from subtracting estimated income taxes from EBT.  The consolidated income tax provision rate for 2014 was 28.0% compared to 21.2% in 2013. The lower 2013 rate was due to the $976 reduction in the provision due to the end of 2013 adjustment in the DTL for future tax periods. For comparison, the non-U.S. GAAP 2013 provision rate, excluding the $976 reduction, was also 28.0%.

UTMD’s U.S. GAAP net profit in 2014 was $11,378 (27.6% of consolidated sales) compared to $11,406 in 2013 (28.2% of sales).  The non-U.S. GAAP net profit (before applying the $976 tax reduction to the provision due to the reduction in the DTL) in 2013 was $10,430 (25.8% of sales).

UTMD’s high net profit margin continued to drive its Return on Shareholder Equity (ROE) in 2014. Because of a 12% increase in the denominator ($7 million year to prior year increase in average Shareholders’ Equity), UTMD achieved an ROE (prior to the payment of cash dividends) in 2014 of 18% compared to 20% in 2013.

Earnings Per Share (EPS).
Outstanding shares at the end of 2014 were 3,748,000 compared to 3,743,000 at the end of 2013. The number of shares used for calculating earnings per share was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options.  The total number of outstanding unexercised employee and outside director options at December 31, 2014 was 90,500 shares at an average exercise price of $36.70/ share, including shares awarded but not vested. This compares to 91,000 unexercised option shares outstanding at the end of 2013. UTMD’s dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating EPS was 25,600 in 4Q 2014 compared to 43,500 in 4Q 2013, and 26,900 for the year 2014 compared to 46,600 in 2013. The decrease in dilution was due to exercises of lower exercise price options and grants of options with higher exercise prices in 2014. In May 2014, 39,000 option shares were awarded to 70 employees at an average exercise price of $49.22 per share. No options were awarded in 2013.

UTMD paid $3,765 in cash dividends ($1.005/share) to its shareholders in 2014 compared to $3,675 ($.985/share) in 2013.  Dividends paid to shareholders during 2014 were 33% of net profits and EPS.

UTMD repurchased 22,200 of its shares in the open market during 2014 at $47.49/ share. In 2013, UTMD did not repurchase any of its shares. The Company retains the financial ability for repurchasing its shares when they seem undervalued. The closing share price at the end of 2014 was $60.05, up 5% from the $57.16 closing price at the end of 2013.

Changes in UTMD’s Balance Sheet at the end of 2014 from the end of 2013 again represented improvement and significant deleveraging. At the end of 2014, UTMD owned $81 million in total assets including $19 million in cash, offset by about $5 million in bank debt. Intangible assets declined to 53% of total assets. Stockholders’ Equity was $65 million.  In comparison, at the end of 2013, UTMD had $14 million in cash and equivalents as part of $81 million in total assets, and $9 million in bank debt.  Ending 2013 intangible assets were 60% of total assets, and Stockholders’ Equity was $61 million. The $4 million increase in Shareholders’ Equity was achieved in spite of $3.8 million in cash dividends paid to shareholders, which reduces Shareholders’ Equity.

Highlights regarding changes in UTMD’s Balance Sheet during 2014 include:
1)  Cash and investments balances increased $4.9 million even though the Company distributed $3.8 million in cash payments to shareholders and reduced loan principal balances in USD terms by $4.2 million.
2)  The Deferred Tax Liability resulting from the amortization of Identifiable Intangible Assets from the Femcare acquisition declined $0.9 million.
3)  Accounts Receivable over 90 days from date of invoice were less than 2% of trade receivables at the end of the year.

Financial ratios as of December 31, 2014 which may be of interest to shareholders follow:
1)  Current Ratio = 3.3
2)  Days in Trade Receivables (based on 4Q sales activity) = 34
3)  Average Inventory Turns (based on 4Q CGS) = 3.2
4)  2014 ROE = 18% (prior to payment of dividends)

This report of 2014 ending financial results is not fully audited as of this date. This is due to a delay in the completion of the Femcare Australia subsidiary financial audit. The annual financial audits for the U.S., Ireland and UK subsidiaries have been completed with audited financial results per U.S. GAAP incorporated herein. Unaudited Australia subsidiary sales and net profits represent 7.7% and 8.3% of reported consolidated 2014 sales and net profits respectively.  Australia assets represent 1.7% of reported UTMD total consolidated assets.  UTMD management believes that the financial results reported herein are materially correct, and the delay in completing the Australia audit does not justify missing shareholder expectations for timely disclosure of 4Q and year 2014 financial results. The 2014 SEC Form 10-K will incorporate audited results for all UTMD entities.

Investors are cautioned that this press release may contain forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include market acceptance of products, timing of regulatory approval of new products, regulatory intervention in current operations, government health care “reforms”, fluctuation in foreign currency exchange rates, the Company’s ability to efficiently manufacture, market, and sell its products, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Fourth Quarter (3 months ended December 31)
(in thousands except earnings per share):
	4Q 2014	4Q 2013	Percent Change
Net Sales	$10,243	$10,085	+1.6%
Gross Profit	6,388	5,994	+6.6%
Operating Income	4,295	3,559	+20.7%
Income Before Tax	4,205	3,485	+20.6%
Net Income	3,000	3,468	(13.5%)
Earnings Per Share	$0.796	$0.917	(13.2%)
Shares Outstanding (diluted)	3,771	3,784

INCOME STATEMENT, Year (12 months ended December 31)
(in thousands except earnings per share):
	2014	2013	Percent Change
Net Sales	$41,278	$40,493	+1.9%
Gross Profit	24,983	24,273	+2.9%
Operating Income	16,202	14,828	+9.3%
Income Before Tax	15,812	14,476	+9.2%
Net Income	11,378	11,406	-
Earnings Per Share	$3.015	$3.022	-
Shares Outstanding (diluted)	3,774	3,775

BALANCE SHEET
(in thousands)	(unaudited) DEC 31, 2014	(unaudited) SEP 30, 2014	(audited) DEC 31, 2013
Assets
Cash & Investments	$19,332	$18,304	$14,451
Accounts & Other Receivables, Net	4,703	4,648	4,388
Inventories	4,872	4,871	4,704
Other Current Assets	768	755	743
Total Current Assets	29,675	28,578	24,286
Property & Equipment, Net	8,236	8,467	8,330
Intangible Assets, Net	43,165	45,240	48,095
Total Assets	$81,076	$82,285	$80,711

Liabilities & Shareholders’ Equity
A/P & Accrued Liabilities	$5,077	$5,162	$3,559
Current Portion of Notes Payable	3,894	3,995	4,052
Total Current Liabilities	8,971	9,157	7,611
Notes Payable (excluding current portion)	973	1,998	5,065
Deferred Tax Liability – Intangibles	5,581	5,945	6,510
Deferred Income Taxes	995	963	944
Stockholders’ Equity	64,556	64,222	60,581
Total Liabilities & Shareholders’ Equity	$81,076	$82,285	$80,711